Exhibit 10.6

THIRD AMENDMENT TO LEASE

(Extension of Term; Expansion of Premises)

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into by and between MCCASLIN PLAZA LLC, a Colorado limited liability company (“Landlord”), and SOUND SURGICAL TECHNOLOGIES LLC, a Colorado limited liability company (“Tenant”), and amends that certain Lease dated May 30, 2003 (“Original Lease”), as amended by that certain First Amendment to Lease dated                     , 2006 (“First Amendment”), and that certain Second Amendment to Lease dated effective August 3, 2011 (“Second Amendment” and, collectively with the Original Lease and the First Amendment, the “Lease”), with respect to the premises known as Suite 100, 357 South McCaslin Boulevard, Louisville, Colorado 80027, as more particularly described in the Lease. This Third Amendment shall be effective as of the date of its execution by the last party to sign (the “Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease shall have the following additional and/or modified terms:

1. Expansion of Premises. Tenant has elected to lease an additional approximate 2,000 square feet of space along the west wall of the basement of the Building as depicted on Exhibit A attached hereto (the “Expansion Premises”). The exact square footage of the Expansion Premises shall be verified upon completion of the Tenant’s Work (defined below). As of the Effective Date, the Lease is hereby amended so that all references to the “Premises” or “Leased Premises” therein include the Expansion Premises for all purposes under the Lease. The parties acknowledge and agree that on and after the Effective Date, the Premises shall contain a total of 15,949 square feet of leased area (subject to verification of Expansion Premises square footage), and that Exhibit A attached hereto shall be added to and amend the Addendum A to the Original Lease and Exhibit A attached to the First Amendment.

2. Extension of Lease Term. The Term of the Lease is hereby extended for five (5) years, from September 1, 2012, to August 31, 2017 (the “Extension Term”).

3. Base Rent. Base Rent for the Extension Term shall be as follows (based upon an estimated square footage of 2,000 sf for the Expansion Premises):

Dates	$PSF	Annual	Monthly
9/1/2012 – 8/31/2013	$12.00	$191,388.00	$15,949.00
9/1/2013 – 8/31/2014	$12.42	$198,086.58	$16,507.22
9/1/2014 – 8/31/2015	$12.85	$204,944.65	$17,078.72
9/1/2015 – 8/31/2016	$13.30	$212,121.70	$17,676.81
9/1/2016 – 8/31/2017	$13.77	$219,617.73	$18,301.48

4. Modification of Tenant’s Pro Rata Share. Subject to verification of the square footage of the Expansion Premises, Tenant’s Pro Rata Share for all purposes under the Lease shall mean 37.68% (e.g., 15,949sf/42,332sf).

5. Tenant Improvements to Expansion Premises. All improvements made by Tenant to the Expansion Premises (the “Tenant’s Work”) shall be performed consistent with the terms and conditions of the Lease, including specifically Section 11 thereof. All such work shall be completed by Tenant at Tenant’s sole cost and expense, except as otherwise expressly provided in paragraphs 6 and 7 hereof.

6. Reimbursement for Tenant’s Work. Landlord agrees to reimburse Tenant for actual, documented costs and expenses incurred by Tenant in connection with the Tenant’s Work, in an amount not to exceed $60,000.00 (the “Allowance”). As a condition of payment, Tenant must post upon the Expansion Premises prior to commencement of construction a Notice of Non-Liability in the form attached hereto as Exhibit B. The Allowance shall be paid in increments to Tenant as and when the Tenant’s Work progresses upon Tenant’s request. Each request for payment shall include (a) an affidavit from Tenant that the applicable portion of the Tenant’s Work for which payment is requested has been completed; and (b) unconditional releases and lien waivers (in form reasonably acceptable to Landlord) from Tenant’s general contractor and subcontractors for all work on the items for which Landlord has previously made payment. The portion of the Allowance covered by such a request for payment shall be paid to Tenant within ten (10) days after delivery to Landlord of the request complying with this paragraph. Tenant shall within thirty (30) days after completion of the Tenant’s Work deliver to Landlord the following: (i) an affidavit that all payrolls, bills for materials and any equipment and other indebtedness connected with Tenant’s Work have been paid or otherwise satisfied; (ii) all certificates necessary for occupancy of the Expansion Premises issued by the appropriate governmental authority permitting use of the Expansion Premises in accordance with the plans and specifications therefor approved by Landlord; and (iii) data establishing the final cost of Tenant’s Work and final, unconditional lien waivers (in form reasonably acceptable to Landlord) for all labor or materials supplied in connection with the Tenant’s Work.

7. Additional Allowance. Landlord agrees to provide, upon Tenant’s request, an additional amount of up to $30,000.00, for completion of Tenant’s Work (the “Additional Allowance”). The Additional Allowance will be repaid by Tenant to Landlord, as Additional Rent, in equal monthly installments, amortized at an interest rate of eight percent (8%) per annum, over the Extension Term.

8. Extension Option. All extension and renewal options provided in the Lease are hereby deleted in their entirety and replaced with the provisions of this paragraph 8. Provided that the Lease is then in full force and effect and there exists no uncured default by Tenant, Tenant shall have the right and option (“Extension Option”) to extend this Lease for one (1) additional period of three (3) years (the “Option Term”), as provided herein. Tenant must exercise the Extension Option, if at all, by providing Landlord with written notice thereof at least nine (9) months prior to last day of the Extension Term (the “Extension Notice”). If Tenant does not provide Landlord with the Extension Notice as and when herein specified, the Extension Option shall terminate and be of no further force or effect. If Tenant exercises the Extension Option, the Term shall be extended for the Option Term upon the same terms and conditions as set forth in the Lease, as amended hereby, except that the Base Rent hereunder for the first year of the Option Term and the annual escalations thereof shall be the then current Market Rate (as defined below). The Extension Option shall apply to the entire Premises and may not be exercised only as to a portion thereof. If Tenant is in default of its obligations under the Lease beyond all applicable grace periods at either the time it exercises the Extension Option or the date upon which the Option Term is to commence, then Landlord at its option may elect to treat the exercise of the Extension Option as ineffective, in which case this Lease shall expire at the end of the Extension Term.

(a) Market Rate. No later than twenty (20) days after Landlord’s receipt of the Extension Notice from Tenant, Landlord shall notify Tenant of Landlord’s good faith opinion of the Market Rate in a notice to Tenant. The “Market Rate” means the base rental rate at which Landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as of the commencement date of the Option Term, taking into consideration all relevant factors, including, without limitation, the uses permitted under the Lease, the quality, size, design and location of the Premises, and the rental for comparable space located in the vicinity. Landlord and Tenant shall make a good faith effort to agree upon the Market Rate. In no event will the Market Rate be less than the Base Rent payable under this Third Amendment during the last year of the Extension Term.

(b) Market Rate Dispute Resolution. If the parties are unable to agree upon the Market Rate within twenty (20) days after Tenant’s receipt of Landlord’s opinion of the Market Rate, then they shall submit the determination of the Market Rate to an independent commercial real estate broker with at least ten (10) years of experience in leasing commercial space in Louisville, Colorado. To be independent, the broker shall not have been employed by either party within the prior three (3) years. Landlord and Tenant shall within ten (10) days after the end of such 20-day period mutually designate such broker; provided that, if they cannot agree they shall each select a broker at their own expense within the same 10-day period, and then those two brokers shall within five (5) days after the end of such 10-day period select a third independent broker who shall determine the Market Rate in accordance with this paragraph 8. Within ten (10) days of the selection of the broker, Landlord and Tenant shall each submit a written statement to such broker setting forth its opinion of the Market Rate and the factual basis for such opinion. Within thirty (30) days of the submissions, the broker shall determine and advise the Landlord and Tenant in writing which of their opinions is the best estimate of Market Rate and the Market Rate opinion chosen by the broker shall be the Base Rent for the Option Term. Tenant and Landlord shall each pay its respective expenses and one-half of the expenses of the broker selected to determine the Market Rate.

9. Termination Option. Tenant shall have a one-time right to terminate this Lease effective any time after August 31, 2015 (the “Termination Option”), subject to the following terms and conditions:

(a)	Tenant shall not be in default of any of the terms of the Lease, as amended hereby, beyond any applicable notice and cure periods as of the date of Tenant’s exercise of the Termination Option or the date upon which the termination is to be effective; and

(b)	Tenant shall provide to Landlord written notice of its intent to exercise the Termination Option no less than nine (9) months prior to the effective date of termination (“Termination Notice”); and

(c)	Tenant shall pay a termination fee equal to one month’s Base Rent and Additional Rent (as of the month of the effective date of termination), plus any unamortized Allowance and Additional Allowance (if applicable) and leasing commissions paid by Landlord in connection with this Third Amendment (collectively, the “Termination Fee”). The Allowance, Additional Allowance and leasing commissions shall be amortized on a straight-line basis over the Extension Term at a rate of interest equal to eight percent (8%) per annum. Landlord shall notify Tenant in writing of the total amount of the Termination Fee within fifteen (15) days of its receipt of the Termination Notice, and Tenant shall pay such fee within (30) days of its receipt of Landlord’s notice thereof; and

(d)	Tenant shall continue to pay the rent due and payable under the Lease, as amended hereby, to the effective date of termination, and the foregoing Termination Fee is in addition thereto.

10. Right of First Offer. During the Extension Term and the Option Term (if applicable), Tenant shall have a right of first offer to lease any available space located on the first floor of the Building in accordance with the terms and conditions of Section 37 of the Original Lease.

11. Letter of Credit. As security for Tenant’s performance of its obligations under the Lease, as amended hereby, Tenant agrees to establish and maintain for the benefit of Landlord a letter of credit as provided in this paragraph 11.

(a) Establishment. Within three (3) business days following the Effective Date, Tenant shall deliver to Landlord an unconditional, clean, irrevocable, standby letter of credit (the “LOC”) in the initial amount of $50,000.00 (the “Initial LOC Amount”), issued by a bank reasonably acceptable to Landlord that accepts deposits, maintains accounts, has a local Colorado office, and negotiates letters of credit, and whose deposits are insured by the FDIC. The LOC will be in form and content reasonably acceptable to Landlord and transferable without material cost from time to time. Tenant will pay all charges to obtain the LOC.

(b) Draws. The LOC will be payable solely upon its presentation with a sight draft and a certification that Landlord has the right to draw upon all or any portion of the LOC. The LOC will be held by Landlord as security for the performance by Tenant of its obligations under the Lease. The LOC will not be mortgaged, assigned or encumbered by Tenant without the prior written consent of Landlord. Landlord will not unreasonably withhold its consent to an assignment of the LOC to any successor of Tenant. If a default by Tenant occurs under the Lease that has not been expressly waived by Landlord, and Tenant fails to cure the same after notice and the expiration of any applicable grace or cure period provided in the Lease, as amended hereby, Landlord may, but will not be required to, draw upon all or any portion of the LOC for payment of any amounts then due under the Lease, as amended hereby.

(c) Renewal. If Tenant fails to renew the LOC at least thirty (30) days before its expiration or replace it with a letter of credit satisfying the conditions of this paragraph 11, Landlord shall be permitted to draw the entire LOC Amount (defined in clause (g) below) and hold such sum as part of the Security Deposit to secure Tenant’s performance under the Lease, as amended hereby.

(d) No Limitation on Other Rights. The use of the LOC or any part of it by Landlord will not prevent Landlord from exercising any other right or remedy provided by the Lease or by law. Landlord will not be required to proceed against the LOC. The LOC will not operate as a limitation on any recovery to which Landlord may be entitled. Any amount of the LOC that is drawn by Landlord, but is not used or applied by Landlord to satisfy an obligation of Tenant under the Lease, will be held by Landlord and deemed a part of the Security Deposit.

(e) Replacement. If the bank issuing the LOC (or the replacement LOC, if applicable), in the reasonable judgment of Landlord, is or may become no longer able to honor the obligations contained in the LOC, then Tenant, at Landlord’s request, shall provide a replacement LOC from another national bank acceptable to Landlord (in Landlord’s reasonable discretion) within fifteen (15) business days after Landlord’s request, which LOC shall be in the LOC Amount and shall comply in all respects with the requirements for the initial LOC furnished by Tenant to Landlord.

(f) Evergreen Clause. If ten percent (10%) or more in the aggregate of the LOC Amount is drawn pursuant to the terms of this paragraph 11 (whether in one or more draws), Tenant will, within five (5) days after written demand reinstate the LOC to the LOC Amount. If Landlord transfers or mortgages the Building, Landlord may transfer the LOC and/or Security Deposit, if applicable, to the transferee or mortgagee, and upon completion of such transfer Tenant will look solely to the transferee or mortgagee for the return of the LOC and/or Security Deposit. If Tenant performs its obligations under the Lease, as amended hereby, the LOC will be returned to Tenant within sixty (60) days after the expiration of the Extension Term (as extended, if applicable).

(g) Increase in LOC Amount; Phase-Out. If Tenant uses any of the Additional Allowance, then within three (3) business days following Tenant’s request therefor, Tenant shall cause the Initial LOC Amount to be increased to $67,500.00. Provided that (i) the Lease is then in full force and effect, and (ii) there exists no uncured material default under the Lease by Tenant, then the original LOC Amount (e.g., $50,000.00 or $67,500.00, as applicable) shall be reduced (x) by one-fourth of the original LOC Amount on September 1, 2014, (y) by one-fourth of the original LOC Amount on September 1, 2015, and (z) by one-fourth of the original LOC Amount on September 1, 2016. One-fourth of the original LOC Amount shall remain in place as Security Deposit through the end of the Extension Term (as extended, if applicable). As used herein, the term “LOC Amount” means the amount of the LOC as required under this paragraph 11 at any given time.

(h) Tenant’s Right to Replace LOC with Cash. At any time and from time to time during the Extension Term (as extended, if applicable), Tenant may replace all or any part of the LOC Amount by depositing cash with Landlord as a Security Deposit and, if such cash deposit is less than the LOC Amount, Tenant shall deliver to Landlord a new LOC satisfying the conditions of this paragraph 11 for the remainder of the LOC Amount. Within three (3) business days after such cash deposit or such cash deposit and LOC delivery, as applicable, Landlord will deliver to Tenant the original LOC being replaced. In no event may Landlord draw on the original LOC being replaced after Landlord has received such cash deposit or cash deposit and replacement LOC, as applicable. If all or part of the LOC Amount has been replaced with a cash deposit under this subparagraph (h), then not more often than twice in each year of the Extension Term, Tenant may deliver to Landlord a new LOC satisfying the conditions of this paragraph 11 in an amount equal to all or any part of such cash deposit, and within three (3) business days after delivery to Landlord of such LOC, Landlord will deliver to Tenant good funds equal to the amount of such new LOC.

12. Remainder in Force and Effect. Capitalized terms used but not defined herein shall have the meanings given such terms in the Lease. Except as expressly modified by this Third Amendment, all terms, covenants and conditions of the Lease are hereby ratified and affirmed and remain in full force and effect. To the extent of any inconsistency or conflict between the terms of this Third Amendment and the terms of the Lease, the terms of this Third Amendment shall control.

13. Brokerage. Each party represents and warrants that it has not engaged any broker, finder or other person in connection with the transaction described in this Third Amendment, except for Equis Operations acting as Tenant’s Agent (the “Broker”). Each party covenants to pay, hold harmless and indemnify the other party from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker or other agent (other than the Broker) claiming by, through or under such party with respect to this Third Amendment or the transaction contemplated herein. Landlord will pay the Broker a commission equal to 3% of the Base Rent provided in this Third Amendment.

14. Entire Agreement. This Third Amendment, together with the Lease, represents the entire agreement of the parties hereto, and no prior or present representations or agreements, whether made orally or in writing, shall be binding upon either of the parties hereto, unless incorporated therein and herein. No modifications or changes in the Lease or this Third Amendment shall be valid or binding upon the parties unless in writing, executed by the parties hereto.

15. Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile copy or electronic PDF of this Third Amendment executed by one or both parties shall be as effective as the original document for all purposes.

Signatures appear on following page.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year indicated below.

LANDLORD: McCaslin Plaza LLC, a Colorado limited liability company

By:	O’Connor Holding Company LLC, its Manager

By:	/s/ Christopher Rebich	Date: September 21, 2012
Christopher Rebich, Manager

TENANT: Sound Surgical Technologies LLC, a Colorado limited liability company

By:	/s/ Dan Goldberger	Date: September 1, 2012
Name:	Dan Goldberger
Title:	CEO

EXHIBIT A

TO THIRD AMENDMENT TO LEASE

Expansion Premises

[to be attached when available]

EXHIBIT B

TO THIRD AMENDMENT TO LEASE

Notice of Non-Liability

Pursuant to C.R.S. § 38-22-105, McCaslin Plaza LLC, the owner of these premises, located at 357 South McCaslin Boulevard, Louisville, Colorado, hereby gives notice to all persons performing labor or furnishing skill, materials, machinery, or other fixtures in connection with any construction, alteration, removal, addition, repair or other improvement on or to these premises, that the owner shall not be liable therefor and the interests of said owner shall not be subject to any lien for the same.

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